Exhibit 10.2

June 6, 2017

Claire’s Stores, Inc.

2400 West Central Road

Hoffman Estates, Illinois 60192

U.S.A.

Attention:	Steve Sernett
SVP and General Counsel

Ladies and Gentlemen:

This letter will confirm our understanding that Cowen and Company, LLC (“Cowen”) has been engaged to act as financial advisor to Claire’s Stores, Inc. (“Claire’s” and together with its subsidiaries, the “Company”), in connection with strategic advisory services.

1.	Financial Advisory Services

In its capacity as financial advisor, Cowen will perform the following financial advisory and investment banking services as deemed necessary and appropriate and to be performed at the Company’s direction:

a.	assist the Company in analyzing its business, operations, properties, financial condition and prospects;

b.	assist and advise the Company as requested in developing strategy; and

c.	render such other financial advisory and investment banking services as may from time to time be agreed upon by Cowen and the Company.

It is expressly understood and agreed that Cowen is not undertaking to provide any advice relating to legal, regulatory, accounting or tax matters. In furtherance thereof, the Company acknowledges and agrees that (a) it and its subsidiaries have relied and will continue to rely on the advice of its own legal, tax and accounting advisors for all of such matters and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of Cowen or any of its affiliates regarding matters of law, taxation or accounting.

Cowen may not enter into any agreements on behalf of or purport to bind the Company, or represent to any person that Cowen has the power to create any obligation, express or implied, on behalf of the Company without the Company’s express prior written consent.

Cowen Group, Inc. (the parent company of Cowen) and its subsidiaries and affiliates (collectively, the “Cowen Group”) is a full service securities firm engaged in various activities including securities trading, principal investing, investment management, financing, brokerage activities and financial advisory services. In addition, members of the Cowen Group may invest

Cowen and Company, LLC

599 Lexington Avenue

New York, NY 10022

TEL 1 646 562 1000

www.cowen.com

Claire’s Stores, Inc.

June 6, 2017

and actively trade the equity and debt securities or other financial instruments (or related derivative instruments) of the Company, or other parties which may be the subject of the engagement contemplated by this Agreement for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities or instruments. Cowen recognizes its obligations under applicable securities laws in connection with the purchase or sale of such securities or instruments. The interests of the parties described in this paragraph may conflict with yours.

2.	Term

The term on this agreement shall be on a month to month basis from the date hereof, renewing automatically at the end of each month. Either Cowen or the Company may terminate this Agreement at any time on 30 days prior written notice.

3.	Fees

The Company agrees to pay Cowen as compensation for its services under this engagement a monthly cash fee of $32,000, or the applicable pro-rated portion thereof, payable at the beginning of each month commencing upon the execution of this agreement.

4.	Out-of-Pocket Expenses

The Company shall, upon request and from time to time, reimburse Cowen for travel and all other reasonable out-of-pocket expenses incurred in connection with the engagement; provided, however, that such expenses shall not exceed in the aggregate $25,000, without the Company’s consent, which consent shall not be unreasonably withheld. The Company acknowledges that such expense cap shall not include any expenses, including legal fees, for which Cowen may be entitled to indemnification pursuant to Schedule I of this Agreement. The Company acknowledges that Cowen may invoice the Company on a monthly basis for such reimbursable out-of-pocket expenses and the Company agrees to promptly remit payment to Cowen upon receipt of such invoice.

5.	Information

It is understood that Cowen will be entitled to rely on and use the information provided by the Company and other information that is publicly available without independent verification, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

Cowen will not disclose to any third party nonpublic information concerning the Company provided to Cowen in connection with this agreement as long as it remains nonpublic, except (i) as otherwise required by subpoena or court order and for private disclosure to financial regulatory authorities (in which case Cowen will give the Company reasonable advance notice intended to inform the Company and will cooperate in the Company’s to prevent or limit such disclosure), and (ii) Cowen may provide nonpublic information to such parties as may be contemplated by this agreement, subject to the Company’s consent, and, at the Company’s request, the prior execution by such parties to a customary non-disclosure agreement in form and substance agreeable to the

Claire’s Stores, Inc.

June 6, 2017

Company. This paragraph shall survive the termination of this agreement. In addition, in the event disclosure is required by subpoena or court order, Cowen will provide the Company reasonable advance notice and permit Cowen to comment on the form and content of the disclosure.

6.	Disclosure

The Company agrees that no such advice shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Cowen be made by or on behalf of the Company, in each case without Cowen’s prior written consent, which consent shall not be unreasonably withheld, except as may be required by subpoena or court order or compelled by law.

7.	No Third Party Beneficiaries

The Company acknowledges and agrees that Cowen has been retained to act as financial advisor to the Company, and not as an advisor to or agent of any other person, and that the Company’s engagement of Cowen is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against Cowen or its affiliates, or their respective directors, officers, employees or agents.

8.	Independent Contractor

Cowen shall act as an independent contractor under this Agreement, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that Cowen’s responsibility to the Company is solely contractual in nature and Cowen does not owe the Company, or any other party, any fiduciary or agency duty as a result of this Agreement.

9.	Indemnification

The Company and Cowen agree to the provisions with respect to the Company’s indemnity of Cowen and other matters set forth in Schedule I, the terms of which are incorporated herein in their entirety.

10.	Amendments and Successors

This Agreement may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the Company and Cowen. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and Cowen.

11.	Entire Agreement

This Agreement constitutes the entire agreement between Cowen and the Company, and supersedes any prior agreements and understandings, with respect to the subject matter of this Agreement. The Company acknowledges that the execution of this Agreement or any act of Cowen under this Agreement does not constitute a commitment by Cowen or any of its affiliates to provide any type of financing or to purchase any type of securities.

Claire’s Stores, Inc.

June 6, 2017

12.	No Brokers

The Company acknowledges and agrees that there are no brokers, agents, representatives or other parties that have an interest in compensation paid or payable to Cowen hereunder.

13.	Partial Unenforceability

In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

14.	Termination & Expiration

Upon termination or expiration, this Agreement shall have no further force or effect, except that the provisions concerning the Company’s obligations to Cowen and certain related persons provided in Schedule I hereof, Cowen’s obligation to the Company set forth in paragraphs 5 and 6 hereof, the Company’s obligation to pay Cowen fees and expenses as described in this Agreement, the status of Cowen as an independent contractor, publicity, the limitation on to whom Cowen shall owe any duties, governing law, choice of forum, partial unenforceability, successors and assigns, attorneys’ fees, and waiver of the right to trial by jury shall survive any such termination or expiration of this Agreement.

15.	Notice

All statements, requests, notices and agreements under this Agreement shall be in writing, and shall be delivered or sent by mail, telex, facsimile transmission or email:

(a)	if to Cowen, to Cowen and Company, LLC, 599 Lexington Avenue, New York, NY 10022, Attention: General Counsel, Fax: 646-562-1861; and

(b)	if to the Company, Claire’s Stores, Inc., 2400 West Central Road, Hoffman Estates, IL, 60192, U.S.A., Attention: Steve Sernett, Phone: 847-765-4319

16.	Attorneys’ Fees

In the event of any dispute or litigation or other proceeding between the parties with respect to any provision of this Agreement or arising from the engagement contemplated under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party any and all of the reasonable fees and disbursements of the prevailing party’s attorney to the extent that they relate to such dispute, litigation, or other proceeding.

17.	Governing Law and Jurisdiction

This letter and any claim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly (including any claim concerning advice provided pursuant to this Agreement), shall be governed by and construed in accordance with the laws of the State of New York. No such claim or dispute may be commenced, presented or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Company and Cowen consent to the jurisdiction of such courts and personal service. Any rights to trial by jury with respect to any claim or proceeding related to, or arising out of, this Agreement are waived by Cowen and the Company.

Claire’s Stores, Inc.

June 6, 2017

18.	Conflict

So long as this Agreement is in effect, the terms and provisions of this Agreement shall govern and control in the event of any conflict between the terms and provisions of this Agreement and the terms and provision of that certain Amended and Restated Management Services Agreement dated June 6, 2017 among Company, Claire’s Inc., Apollo Management VI, L.P., Cowen, and TACP Investments – Claire’s LLC.

(Signature page follows)

Claire’s Stores, Inc.

June 6, 2017

We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding Agreement.

Very truly yours,

COWEN AND COMPANY, LLC

By:	/s/ Rohit Manocha
Name: Rohit Manocha
Title: Managing Director

Agreed as of the date hereof

CLAIRE’S STORES, INC.

By:	/s/ Steve Sernett
Name: Steve Sernett
Title: SVP and General Counsel

Schedule I

The Company agrees to indemnify Cowen, each controlling person and each of their respective directors, officers, employees, agents, affiliates and representatives (each of the foregoing, an “Indemnified Party”) and hold each of them harmless against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, “Liabilities”) to which the Indemnified Parties may become subject arising in any manner out of or in connection with the letter agreement to which this Schedule I is attached (the “Letter Agreement”) or otherwise in connection with any services rendered by Cowen whether before or after the date of this Letter Agreement, unless it is finally judicially determined that the Liabilities resulted primarily from the bad faith, gross negligence or willful misconduct of Cowen. The Company further agrees to reimburse each Indemnified Party immediately upon request for all reasonable out-of-pocket expenses (including attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any commenced or threatened action, claim, proceeding or investigation (including, without limitation, usual and customary per diem compensation for any Indemnified Party’s involvement in discovery proceedings or testimony), in connection with or as a result of either Cowen’s engagement or any matter referred to in the Letter Agreement whether or not Cowen is a party to such proceeding. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its securityholders or creditors related to or arising out of the engagement of Cowen pursuant to, or the performance by Cowen of the services contemplated by, the Letter Agreement, unless it is finally judicially determined that such liability resulted primarily from the bad faith gross negligence or willful misconduct of Cowen. The Company and Cowen will promptly notify the other party in writing of the assertion against it or any other person of any claim or the commencement of any action, proceeding or investigation relating to or arising out of any matter referred to in the Letter Agreement, including an Indemnified Party’s services thereunder; provided that Cowen’s failure to notify will not affect the Indemnified Parties’ right to indemnification except to the extent the Company is materially prejudiced thereby.

The Company agrees that, without an Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any commenced or threatened claim, action, proceeding or investigation in respect of which indemnification could be sought under the indemnification provisions of the Letter Agreement (whether or not Cowen or any other Indemnified Party is an actual or potential party to such claim, action, proceeding or investigation).

The Company and Cowen agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is for any reason unavailable or insufficient to hold it harmless (except by reason of the gross negligence or willful misconduct of Cowen) then, whether or not Cowen is the person entitled to indemnification or reimbursement, the Company and Cowen shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable.